Exhibit 99.1

Vertro, Inc.’s ALOT Toolbar User Base Tops Four Million

21 Percent Increase in ALOT Toolbar Users Achieved in Q2, 2009

NEW YORK, Jun 30, 2009 (BUSINESS WIRE) — Vertro, Inc. (NASDAQ: VTRO), today announced that live users of its ALOT toolbar product have exceeded four million. ALOT live toolbar users stood at 4.04 million on June 28, 2009, which represents an increase of more than 21 percent from the 3.33 million live users reported at the end of Q1 2009(1).

As a result of this growth, the Company’s total live toolbar user base now stands at 4.72 million. This total includes ALOT toolbar users as well users of the Company’s legacy toolbar brand.

“We’re excited by the growth we’ve seen in ALOT users over the second quarter. We believe the higher than expected growth we’ve achieved can be attributed to enhancements we made to our online advertising strategy, as well as our increased focus on international markets which has enabled us to tap into a broader pool of potential users,” commented Peter Corrao, Vertro’s President and Chief Executive Officer.

“We remain focused on achieving our plan to reach EBITDA profitability in the fourth quarter 2009 while continuing to manage our balance sheet, and believe that the recent increase in ALOT users we’ve enjoyed takes us an important step closer to achieving these goals,” continued Mr. Corrao.

The nature of Vertro’s ALOT business model means that revenue from new ALOT toolbar users is realized in increments over the life of the toolbar. As a result, the Company expects to realize incremental revenue from the new ALOT toolbar users over the course of the coming quarters.

Vertro, Inc. is the new name for MIVA, Inc. The Company’s stock formerly traded on the Nasdaq under the ticker symbol MIVA.

www.alot.com

www.vertro.com

About Vertro, Inc.

Vertro, Inc. (NASDAQ:VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT’s products are designed to ‘Make the Internet Easy’ by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

VTRO-G

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate”, “plan,” “will,” “intend,” “believe” or “expect’“ or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, and (4) the potential acceptance of new products in the market. Additional key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q1 2009.

(1) Source: Internal statistics. Live users are defined as the total number of unique ALOT toolbar users over a 15 day period.

SOURCE: Vertro, Inc.

Vertro, Inc.
Alex Vlasto, 646-253-0627
VP, Marketing & Communications
Alex.vlasto@vertro.com

Copyright Business Wire 2009